SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported): September 9, 1999

                           BIOGAN INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                    33-23489                 58-1832055
 (State or other jurisdiction         (Commission              (IRS Employer
        of incorporation)             File Number)           Identification No.)

                     7213 Potomac Drive, Boise, Idaho          83704
                (Address of principal executive offices)    (Zip Code)

        Registrant's telephone number, including area code. 208-376-8500

================================================================================
         (Former name or former address, if changed since last report.)


Item 5. Other Events.

     1. R-Tec Holding, Inc. Stock Dividend: On August 19th , 1999, Biogan organized its wholly owned subsidiary R-Tec Holding, Inc, an Idaho corporation, into which Biogan transferred its 50% ownership interest in IntorCorp, Inc. in exchange for 4,266,797 shares of common stock. On September 27, 1999, Biogan payed a stock dividend of all of its R-Tec Holding common stock to its September 15, 1999, shareholders of record, at the rate of one share of R-Tec Holding for each 20 shares of Biogan, rounded up. The stock dividend was paid to American Securities Transfer & Trust, Inc., the Transfer Agent, in escrow until such time as an Information Statement is sent to each of the shareholders receiving such R-Tec Holding dividend stock, and the Form 10SB to be filed with the SEC by R-Tec Holding, Inc. is effective. Management of R-Tec Holding is presently preparing an Information Statement to be mailed to the shareholders receiving R-Tec Holding stock and Form 10SB for filing with the Securities and Exchange Commission.

     The spin-off of R-Tec Holding, Inc. preserved for Biogan shareholders of the record date (September 15, 1999) their proportionate interest in the IntorCorp Motor project, with their shares


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in R-Tec Holding, Inc., and cleared the financial records of Biogan
International, Inc. for its negotiations with Tiaro Bay announced in item 3 of this report.

     2. R-Tec Holding, Inc. Recapitalization Agreement with R-Tec Corporation:
On October 11, 1999, R-Tec Holding, Inc. entered into a definitive agreement with R-Tec Corporation and its shareholders under the terms of which (i) the shareholders of R-Tec Corporation will transfer 80% of the common stock of R-Tec Corporation to R-Tec Holding in exchange for 4,266,797 shares of common stock (50% ownership) of R-Tec Holding; and (ii) R- Tec Holding will contribute its common stock of IntorCorp to R-Tec Corporation. The closing date of the transaction is presently scheduled for November 3, 1999. R-Tec Corporation is an engineering company with sales for the nine months ending September 30, 1999, of $1,021,393, and a net profit before tax of $82,731(unaudited), and a balance sheet equity of $218,500 (unaudited). As part of the transaction R-Tec Corporation will agree to redeem from the original shareholders the remaining 20% of the outstanding common stock, and pay other benefits to the stockholders, that will total $300,000 within 12 months from closing. In addition to the customary conditions, the primary contingency for closing the transaction is the ability of R-Tec Holding, Inc. to raise approximately $450,000 working capital to finance expansion of R-Tec Corporation's business. Under the terms of the agreement, the insider shareholders of R-Tec Holding descended from Biogan will agree to enter into a voting agreement to enable the shareholders descendent from R-Tec Corporation to nominate a majority of the directors of R- Tec Holding for a period of five years from the date of closing.

R-Tec Corporation personnel have previously assisted in the development of the IntorCorp Motor, and a major incentive of the reorganization is the continued development by R-Tec Corporation of the IntorCorp Motor project.

The parties intend to comply with registration and reporting requirements under the Exchange Act, in order that the distribution of R-Tec Holding, Inc. shares to Biogan shareholders will be in compliance with the Exchange Act and with the NASD so that when such registration is effective, the stock of R-Tec Holding Inc. may be publicly traded.

     3. Biogan and Tiaro Bay Agreement: On September 9, 1999, Biogan entered into an Agreement and Plan of Reorganization with Tiaro Bay Resources, Inc., a Canadian corporation, under the terms of which Biogan agrees to (i) change its name to HMZ Metals, Inc., (ii) effect a 1 for 12 reverse stock split, and (iii) issue 33,300,000 shares of stock (approximately 82% of Biogan stock post reverse split) to shareholders residing in foreign countries, to acquire 100% of a mining and refining company incorporated under the laws of the Peoples Republic of China. As part of the agreement Tiaro Bay agrees to provide funds for the payment of identified liabilities of Biogan, and to date has made a $ 23,000 advance payment therefore. By amendment the closing of the transaction is presently scheduled for November 30, 1999. Biogan will be filing the September 30, 1999, 10Q Report. Under the terms of the agreement Tiaro Bay may by 30 days written notice terminate the agreement.

The target mining and refining company had as of June 30, 1998, (audited statements) in excess of 51 Million in assets, and a shareholders equity of in excess of 31 Million, and revenues


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for the 6 months ended June 30, 1998, in excess of 28 Million and a net profit in excess of 2 Million. Tiaro Bay is providing management in mining and refining expertise, and is currently arranging 11.3 Million of capital for modernizing the refining equipment and operation which is expected to increase production and profits. Products from the mining company include blister copper, copper cathodes, silver, gold, and concentrates of zinc, tin, lead, titanium, rare earth, antimony, coal and sulfuric acid.




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                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       BIOGAN INTERNATIONAL, INC.
                                              (Registrant)

  Date: October 26, 1999.           By /s/ Ronald J. Tolman
                                       ---------------------------------------
                                       Ronald J. Tolman, Acting Vice-President


  Date: October 26, 1999.           By /s/ Rulon L. Tolman
                                       ---------------------------------------
                                       Rulon L. Tolman, Vice-President